EX-99.h.1.i

AMENDMENT NO. 1 TO
AMENDED AND RESTATED
MUTUAL FUND SERVICES AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Mutual Fund Services Agreement is made and effective as of July 18, 2011 by and between Optimum Fund Trust (the “Investment Company”) on behalf of the series (individually referred to herein as a “Fund” and, collectively, as the “Funds”) of the Investment Company and Delaware Service Company, Inc. (the “Company”).

     WHEREAS, the Investment Company and the Company entered into an Amended and Restated Mutual Fund Services Agreement (the “Agreement”) as of December 15, 2007 pursuant to which the Investment Company appointed the Company as its transfer agent and dividend disbursing agent to provide the Investment Company with Transfer Agency Services (as defined in the Agreement);

     WHEREAS, the Company desires to sub-contract with BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) for the performance of certain Transfer Agency Services on behalf of the Funds and to pass BNY Mellon’s fees for such services directly to the Funds;

     WHEREAS, the Investment Company has consented to the sub-contracting of those Transfer Agency Services to BNY Mellon and to the pass through of BNY Mellon’s fees therefor directly to the Funds; and

     WHEREAS, the Investment Company and the Company wish to amend and restate Exhibit 1 to the Agreement to reflect the revised transfer agency fee structure.

     NOW, THEREFORE, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. The second sentence of Article 9(D) of the Agreement is amended and restated to read in its entirety as follows:

“The compensation of such person or persons shall be paid by the Company and no obligation shall be incurred on behalf of the Investment Company or the Funds in such respect, unless the Investment Company agrees in writing to pay directly the fees of such subcontractor.”

2. Exhibit 1 to the Agreement is amended and restated in the form attached hereto as Attachment A.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

OPTIMUM FUND TRUST,		DELAWARE SERVICE COMPANY,
On behalf of the series listed on		INC.
Exhibit 1

By:	/s/ Richard Salus	By:	/s/ Philip N. Russo
Name:	Richard Salus	Name:	Philip N. Russo
Title:	Chief Financial Officer	Title:	Executive Vice President

ATTACHMENT A

EXHIBIT 1 TO
AMENDED AND RESTATED
MUTUAL FUND SERVICES AGREEMENT

The Amended and Restated Mutual Fund Services Agreement dated December 15, 2007 between OPTIMUM FUND TRUST and DELAWARE SERVICE COMPANY, INC. shall apply to the following series:

Optimum Large Cap Growth Fund	Optimum Large Cap Value Fund
Optimum Small-Mid Cap Growth Fund	Optimum Small-Mid Cap Value Fund
Optimum International Fund	Optimum Fixed Income Fund

I. Administrative Services
For all Administrative Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee as follows:

Administrative Services Fee
(as a percentage of each Fund’s average daily net assets)
0.165%	of assets up to $500 million
0.140%	of assets from $500 million to $1 billion
0.115%	of assets over $1 billion

Administrative Services: Out-of-Pocket Expenses
     Out-of-pocket expenses include, but are not limited to, the following: postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not the Company’s employees, trade association dues, and other expenses properly payable by the Funds.

II. Transfer Agency Services
For all Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as compensation for its services rendered hereunder a fee as follows:

Transfer Agency Services Annual Account Fee
(as a percentage of average daily net assets)
0.225%, subject to a minimum fee of $2,000 per
class per Fund each month

The Investment Company will also bear and pay directly its allocable portion of expenses related to Transfer Agency Services provided by BNY Mellon Investment Servicing (US) Inc.

Transfer Agency Services: Out-of-Pocket Expenses
     Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

III. Payment
Payment is due thirty days after the date of the invoice.